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                                                                    EXHIBIT 99.1



FROM:  Ketchum
       Six PPG Place - Pittsburgh, Pa. 15222-5488
       Contact: Mark Deasy - (412) 456-3843

FOR:   MSA (Mine Safety Appliances Company)

       Ticker: MSA (AMEX)
       Contact: James E. Herald, VP - Finance & CFO
       Phone: (412) 967-3000
       E-Mail: vpfinance@msanet.com


FOR IMMEDIATE RELEASE



                       MSA SELLS STOCK TO PENSION PLAN


       June 27, 2000, PITTSBURGH -- John T. Ryan III, chairman and chief executive officer of Mine Safety Appliances Company (MSA), announced today the sale of 1.1 million shares of common stock to the MSA pension plan at a price of $24.00 per share. Proceeds of the sale will be used to reduce debt incurred to fund the purchase of 1.9 million shares of stock from the estate and family of Mrs. Helen Ruth Henderson. Mrs. Henderson, who passed away last summer, was the daughter of Mr. George H. Deike, Sr., a co-founder of MSA.


       The company announced the purchase of the Henderson shares on June

20, 2000. At that time the company noted it was exploring the possible sale of shares to its pension plan.


       There were approximately 12.7 million shares outstanding as of May

31, 2000. The combined effect of these two transactions has been to reduce the total shares outstanding to 11.9 million, a reduction of 6.3%. The combined financial impact is expected to be accretive to earnings per share and return on shareholders' equity.


       MSA is the world's leading provider of quality products and services that protect people's health, safety and the environment. The company has annual sales of about $500 million, manufacturing operations throughout the United States and 29 international affiliates.



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